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                                                                      EXHIBIT 12
K N ENERGY, INC. AND SUBSIDIARIES
RATIO OF EARNINGS TO FIXED CHARGES

                                                                            YEARS ENDED DECEMBER 31
                                                     1998           1997             1996              1995             1994
                                                  ---------       ---------        ---------        ---------         ---------
                                                                             (Dollars in Thousands)
Earnings:
  Income From Continuing Operations
    per Statements of Income                      $  59,989       $  77,497        $  63,819        $  52,522         $  15,321
  Add:
    Interest and Debt Expense                       252,585          51,248           37,760           34,316            32,009
    Income Taxes                                     38,272          35,661           35,897           29,050             9,500
    Portion of Rents Representative
      of the Interest Factor                         31,428          12,473            7,417            5,082             3,492

  Less:
    Undistributed Earnings of less than  50%
      Owned Unconsolidated Subsidiaries              17,623           3,875                -                -                 -
                                                  ---------       ---------        ---------        ---------         ---------
    Income as Adjusted                            $ 364,651       $ 173,004        $ 144,893        $ 120,970         $  60,322
                                                  =========       =========        =========        =========         =========
Fixed Charges:
  Interest and Debt Expense per Statements of
    Income (Includes Amortization of Debt
      Discount, Premium and Expense)              $ 247,180       $  43,495        $  35,933        $  34,211         $  31,815
  Add:
    Interest Capitalized                              5,405           7,753            1,827              105               338
    Portion of  Rents Representative of  the
      Interest Factor                                31,428          12,473            7,417            5,082             3,492
                                                  ---------       ---------        ---------        ---------         ---------

  Fixed Charges                                   $ 284,013       $  63,721        $  45,177        $  39,398         $  35,645
                                                  =========       =========        =========        =========         =========

Ratio of Earnings to Fixed Charges                     1.28            2.72             3.21             3.07              1.69
                                                  =========       =========        =========        =========         =========